SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                      1934
                                (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to ss.240.14a-12

                           Bank of America Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

PAYMENT OF FILING FEE (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  1) Title of each class of securities to which transaction applies:

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  2) Aggregate number of securities to which transaction applies:

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  3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)
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  4) Proposed maximum aggregate value of transaction:

   -----------------------------------------------------------------------------

  5) Total fee paid:

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(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  1) Amount Previously Paid:

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  2) Form, Schedule or Registration Statement No.:

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  3) Filing Party:

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  4) Date Filed:

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
                                                                 BANK OF AMERICA
                                                                       [GRAPHIC]


     March 20, 2000




     To the Stockholders of
     Bank of America Corporation:


    In connection with the Annual Meeting of Stockholders to be held on April 25, 2000, we enclose a Notice of the Meeting, a Proxy Statement containing information about matters which are to be considered at this meeting, and a proxy card relating to those matters.

    Detailed information relating to the Corporation's activities and operating performance is contained in our 1999 Annual Report on Form 10-K, which is also enclosed.

    You are cordially invited to attend the Annual Meeting of Stockholders. Whether or not you plan to attend the meeting, please vote your shares in one of three ways: via Internet, telephone or mail. Instructions regarding Internet and telephone voting are included in the proxy card. If you elect to vote by mail, please sign, date and return the proxy card in the enclosed postage-paid envelope. If you plan to attend the meeting and your shares are held in the name of a broker or other nominee, please bring with you a proxy or letter from the broker or nominee to confirm your ownership of shares. Your proxy may be revoked at any time before it is exercised in the manner set forth in the Proxy Statement.

    Sincerely yours,

    /s/ Hugh L. McColl, Jr.
    -----------------------
     Hugh L. McColl, Jr.
     Chairman of the Board and Chief Executive Officer

                           BANK OF AMERICA CORPORATION
                        BANK OF AMERICA CORPORATE CENTER
                         CHARLOTTE, NORTH CAROLINA 28255

              --------------------------------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
              --------------------------------------------------

To the Stockholders:

Notice is hereby given that the Annual Meeting of Stockholders of Bank of America Corporation will be held in the Belk Theater of the North Carolina Blumenthal Performing Arts Center, 130 North Tryon Street, in the City of Charlotte, North Carolina, on Tuesday, April 25, 2000, at 10:00 A.M., local time, for the following purposes:

1. To elect 18 directors;

2. To consider and act upon a proposal to ratify the action of the Board of Directors in selecting PricewaterhouseCoopers LLP as independent public accountants to audit the books of the Corporation and its subsidiaries for the current year;

3. To consider and act upon a stockholder proposal requesting that the Corporation develop a policy for the cancellation of debt of heavily indebted poor countries;

4. To consider and act upon a stockholder proposal requesting that the Corporation adopt a compensation committee charter; and

5. To consider and act upon a stockholder proposal requesting that the Corporation adopt a policy relating to contributions to political movements and entities.

The Corporation may also transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

The Board of Directors has fixed the close of business on March 3, 2000 as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment or adjournments thereof. In accordance with Delaware law, for 10 days prior to the Annual Meeting, a list of stockholders entitled to vote at the Annual Meeting will be available for inspection in the offices of the Corporate Secretary, Bank of America Corporation, Bank of America Corporate Center, Charlotte, North Carolina. Such list will also be available at the Annual Meeting.

Your vote is important to us. We encourage you to vote as soon as possible by one of three convenient methods: by accessing the Internet site listed on the proxy card, by calling the toll-free number listed on the proxy card or by signing, dating and returning the proxy card in the enclosed postage-paid envelope.


                                           Sincerely yours,


                                           /s/ Hugh L. McColl, Jr.
                                           -----------------------
                                           Hugh L. McColl, Jr.
                                           Chairman of the Board and Chief
                                           Executive Officer

March 20, 2000

                                IMPORTANT NOTICE

                        PLEASE VOTE YOUR SHARES PROMPTLY

                           BANK OF AMERICA CORPORATION
                        BANK OF AMERICA CORPORATE CENTER
                         CHARLOTTE, NORTH CAROLINA 28255
                              -------------------
                                 PROXY STATEMENT
                             -------------------

This statement and the accompanying notice and proxy card are furnished in connection with the solicitation by the Board of Directors (the "Board") of Bank of America Corporation (the "Corporation") of proxies to be used at the Corporation's Annual Meeting of Stockholders to be held on April 25, 2000, at 10:00 A.M., local time, in the Belk Theater of the North Carolina Blumenthal Performing Arts Center, 130 North Tryon Street, Charlotte, North Carolina and at any adjournment or adjournments thereof (the "Annual Meeting"). This statement and the accompanying notice and proxy card are first being mailed to stockholders on or about March 20, 2000.

Whether or not you plan to attend the Annual Meeting, the Board encourages you to vote your shares via Internet, telephone or mail as more fully described in the proxy card. Your proxy may be revoked at any time before it is exercised, by submitting to the Secretary of the Corporation written notice of revocation, a properly executed proxy of a later date or by attending the Annual Meeting and voting in person. All shares represented by valid proxies will be voted as specified. If no specification is made, the proxies will be voted in favor of:

 1. The election to the Board of the 18 nominees named in this Proxy Statement; and

 2. The ratification of the Board's selection of PricewaterhouseCoopers LLP as independent public accountants to audit the books of the Corporation and its subsidiaries for the current year;

and AGAINST:

 3. The stockholder proposal requesting that the Corporation develop a policy for the cancellation of debt of heavily indebted poor countries;

 4. The stockholder proposal requesting that the Corporation adopt a compensation committee charter; and

 5. The stockholder proposal requesting that the Corporation adopt a policy relating to contributions to political movements and entities.

If other matters properly come before the Annual Meeting, all shares validly represented by proxies will be voted in accordance with the recommendations of the Board. The entire cost of soliciting proxies will be borne by the Corporation. In addition to the solicitation of proxies by mail, the Corporation will request banks, brokers and other record holders to send proxies and proxy material to the beneficial owners of the stock and secure their voting instructions, if necessary. The Corporation will reimburse such record holders for their reasonable expenses in so doing. The Corporation has agreed to pay Georgeson & Company Inc. $12,500 plus expenses to assist it in soliciting proxies from banks, brokers and nominees. The Corporation may also use several of its regular employees, who will not be specially compensated, to solicit proxies, either personally or by telephone, telegram, facsimile or special delivery letter.

The Board has fixed the close of business on March 3, 2000 as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting. Accordingly, only holders of record at the close of business on that date of the Corporation's Common Stock (the "Common Stock"), its 7% Cumulative Redeemable Preferred Stock, Series B (the "Series B Stock"), and its ESOP Convertible Preferred Stock, Series C (the "ESOP Preferred Stock"), will be entitled to notice of and to vote at the Annual Meeting. Holders of Common Stock, Series B Stock and ESOP Preferred Stock will vote together without regard to class upon the matters currently expected to come before the meeting.

As of the record date of March 3, 2000, there were 1,666,840,995 shares of Common Stock, 8,119 shares of Series B Stock, and 1,799,230 shares of ESOP Preferred Stock entitled to vote at the Annual Meeting. Each share of Common Stock and Series B Stock is entitled to one vote, and each share of ESOP Preferred Stock is entitled to two votes.

In order to constitute a quorum, shares of Common Stock, Series B Stock and ESOP Preferred Stock representing a majority of the total voting power of such shares must be present in person or represented by proxy at the Annual Meeting. In accordance with Delaware law, the Corporation intends to count shares present in person but not voting and shares for which it has received proxies but with respect to which holders thereof have withheld voting or abstained as present for purposes of determining the presence or absence of a quorum. Furthermore, shares represented by proxies returned by a broker holding such shares in nominee or "street" name will be counted as present for purposes of determining whether a quorum exists, even if such shares are not voted on matters where discretionary voting by the broker is not allowed ("broker non-votes").

Directors will be elected by a plurality of the votes cast. Withheld votes and broker non-votes, if any, are not treated as votes cast and, therefore, will have no effect on the proposal to elect directors. Approval of each of the other proposals requires the affirmative vote of a majority of the votes represented by the shares of Common Stock, Series B Stock and ESOP Preferred Stock voted with respect to each such matter. Abstentions from voting, as well as broker non-votes, if any, are not treated as votes cast and, therefore, will have no effect on the adoption of any such proposal.

ELECTION OF DIRECTORS

The Board has set the number of directors at 18. The persons named in the proxy card will vote only for the 18 named nominees, except to the extent authority to so vote is withheld for one or more nominees. In the event of an unexpected vacancy, shares of Common Stock, Series B Stock and ESOP Preferred Stock will be voted for the election of a substitute nominee selected by the persons named in the proxy card. Each director is elected to serve until the next annual meeting of stockholders or until a successor shall be elected and shall qualify.

Set forth below are each nominee's name, age, current principal occupation (which has continued for at least five years unless otherwise indicated), the year each incumbent was first elected to the Board, all positions and offices presently held with the Corporation, 1999 attendance record at Board meetings and at meetings of committees of the Board of which the nominee was a member, and directorships in other publicly-held companies. None of the nominees or current directors is related by blood, marriage or adoption (not more remote than first cousin) to any other nominee, director or executive officer of the Corporation.

THE BOARD RECOMMENDS A VOTE "FOR" ALL OF THE BELOW-LISTED NOMINEES FOR ELECTION AS DIRECTORS (ITEM 1 ON THE PROXY CARD).


[PHOTO APPEARS HERE]
     CHARLES W. COKER (66), CHAIRMAN, SONOCO PRODUCTS COMPANY, Hartsville, South Carolina, a manufacturer of paper and plastic products. He has been a director of the Corporation since 1969 and is chairman of the nominating committee and a member of the executive committee. During 1999, Mr. Coker attended 7 of 8 Board meetings and all meetings of the committees of the Board on which he served. He also serves as a director of Sonoco Products Company, Carolina Power & Light Company, Sara Lee Corporation and Springs Industries, Inc.

[PHOTO APPEARS HERE]
     ALAN T. DICKSON (68), CHAIRMAN, RUDDICK CORPORATION, Charlotte, North Carolina, a diversified holding company. He has been a director of the Corporation since 1969 and is a member of the compensation committee. During 1999, Mr. Dickson attended all Board meetings and all meetings of the committee of the Board on which he served. He also serves as a director of Ruddick Corporation, Bassett Furniture Industries, Inc., Lance, Inc. and Sonoco Products Company.

[PHOTO APPEARS HERE]
     FRANK DOWD, IV (44), CHAIRMAN AND CHIEF EXECUTIVE OFFICER, CHARLOTTE PIPE AND FOUNDRY COMPANY, Charlotte, North Carolina, a manufacturer of cast iron and plastic pipe and fittings. He has been in his present position since September 1998 and prior thereto served as Senior Vice President. He also serves as a director of Charlotte Pipe and Foundry Company and as President of the Dowd Foundation. Mr. Dowd currently is not a director of the Corporation.

[PHOTO APPEARS HERE]
     KATHLEEN F. FELDSTEIN (59), PRESIDENT, ECONOMICS STUDIES, INC., Belmont, Massachusetts, a private consulting firm. Dr. Feldstein was a director of the former BankAmerica Corporation from 1987 until September 30, 1998 when it was merged with the Corporation, at which time she was elected as a director of the Corporation. She is a member of the asset quality review committee. During 1999, Dr. Feldstein attended all Board meetings and all meetings of the committee of the Board on which she served. She also serves as a director of BellSouth Corporation, John Hancock Financial Services, Inc., Ionics Inc. and Knight-Ridder, Inc.

[PHOTO APPEARS HERE]
     PAUL FULTON (65), CHAIRMAN AND CHIEF EXECUTIVE OFFICER, BASSETT FURNITURE INDUSTRIES, INC., Winston-Salem, North Carolina, a furniture manufacturer. He has been in his present position since August 1997 and was Dean, Kenan-Flagler Business School, University of North Carolina from January 1994 until August 1997. He has been a director of the Corporation since 1993 and is a member of the compensation committee. During 1999, Mr. Fulton attended all Board meetings and all meetings of the committee of the Board on which he served. He also serves as a director of Bassett Furniture Industries, Inc., The Cato Corporation, Lowe's Companies, Inc. and Sonoco Products Company.

[PHOTO APPEARS HERE]
     DONALD E. GUINN (67). Prior to his retirement in 1988, Mr. Guinn served as Chairman and Chief Executive Officer of Pacific Telesis Group, a telecommunications holding company. Mr. Guinn was a director of the former BankAmerica Corporation from 1992 until September 30, 1998 when it was merged with the Corporation, at which time he was elected as a director of the Corporation. He is chairman of the audit committee. During 1999, Mr. Guinn attended all Board meetings and all meetings of the committee of the Board on which he served. He also serves as a director of The Dial Corporation and Pacific Mutual Holding Company and its affiliate, Pacific LifeCorp.

[PHOTO APPEARS HERE]
     JAMES H. HANCE, JR. (55), VICE CHAIRMAN AND CHIEF FINANCIAL OFFICER, BANK OF AMERICA CORPORATION, Charlotte, North Carolina. He also serves as Vice Chairman and a director of Bank of America, N.A. He was elected as a director of the Corporation in October 1999. During the portion of 1999 in which Mr. Hance served as a director, he attended all Board meetings. He also serves as a director of Caraustar Industries, Inc., Family Dollar Stores, Inc., Lance, Inc. and Summit Properties Inc.

[PHOTO APPEARS HERE]
     C. RAY HOLMAN (57), CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER, MALLINCKRODT INC., St. Louis, Missouri, a provider of medical products. He has been a director of the Corporation since January 1997 and is a member of the audit committee. During 1999, Mr. Holman attended all Board meetings and all meetings of the committee of the Board on which he served. He also serves as a director of Mallinckrodt Inc. and Laclede Gas Company.

[PHOTO APPEARS HERE]
     W. W. JOHNSON (69), CHAIRMAN OF THE EXECUTIVE COMMITTEE, BANK OF AMERICA CORPORATION, Charlotte, North Carolina. He served as Chairman of the Board and Chief Executive Officer of Bankers Trust of South Carolina from 1980 until its merger with the Corporation in 1986. He has been a director of the Corporation since 1986 and is chairman of the executive committee. During 1999, Mr. Johnson attended all Board meetings and all meetings of the committee of the Board on which he served. He also serves as a director of Alltel Corporation and The Liberty Corporation.

[PHOTO APPEARS HERE]
     KENNETH D. LEWIS (52), PRESIDENT AND CHIEF OPERATING OFFICER, BANK OF AMERICA CORPORATION, Charlotte, North Carolina. He has served as Chief Operating Officer since October 1999 and as President since January 1999 and from October 1993 to October 1998. He served as President, Consumer and Commercial Banking, from October 1998 to January 1999. He also serves as President and a director of Bank of America, N.A. He was elected as a director of the Corporation in October 1999. During the portion of 1999 in which Mr. Lewis served as a director, he attended all Board meetings. He also serves as a director of E-Loan, Inc. and Health Management Associates.

[PHOTO APPEARS HERE]
     WALTER E. MASSEY (61), PRESIDENT, MOREHOUSE COLLEGE, Atlanta, Georgia. Dr. Massey was a director of the former BankAmerica Corporation from 1993 until September 30, 1998 when it was merged with the Corporation, at which time he was elected as a director of the Corporation. He is a member of the asset quality review and contributions committees. During 1999, Dr. Massey attended 7 of 8 Board meetings and 8 of 9 meetings of the committees of the Board on which he served. He also serves as a director of BP-Amoco PLC, McDonald's Corporation and Motorola Inc.

[PHOTO APPEARS HERE]
     HUGH L. MCCOLL, JR. (64), CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER, BANK OF AMERICA CORPORATION, Charlotte, North Carolina. He has served as Chairman of the Board of the Corporation for at least five years except from January 7, 1997 until September 30, 1998. He also serves as Chief Executive Officer and a director of Bank of America, N.A. He has been a director of the Corporation since 1972 and is a member of the executive and nominating committees. During 1999, Mr. McColl attended all Board meetings and all meetings of the committees of the Board on which he served. He also serves as a director of Ruddick Corporation and Sonoco Products Company.

[PHOTO APPEARS HERE]
     O. TEMPLE SLOAN, JR. (61), CHAIRMAN AND CHIEF EXECUTIVE OFFICER, GENERAL PARTS, INC., Raleigh, North Carolina, a distributor of automotive replacement parts. He has been a director of the Corporation since 1996 and is a member of the audit committee. During 1999, Mr. Sloan attended all Board meetings and all meetings of the committee of the Board on which he served. He also serves as a director of General Parts, Inc., as Chairman of the Board of Highwoods Properties, Inc. and as a director of Southern Equipment Company.

[PHOTO APPEARS HERE]
     MEREDITH R. SPANGLER (62), TRUSTEE AND BOARD MEMBER, Charlotte, North Carolina. She is a director of C. D. Spangler Construction Company and is Chairman of the Board of the C. D. Spangler Foundation. She has served on the Wellesley College Board of Trustees since 1989. She has been a director of the Corporation since 1988 and is a member of the compensation and contributions committees. During 1999, Mrs. Spangler attended all Board meetings and all meetings of the committees of the Board on which she served.

[PHOTO APPEARS HERE]
     RONALD TOWNSEND (58), COMMUNICATIONS CONSULTANT, Jacksonville, Florida. He has been in his present position since September 1997, and prior thereto served as Chairman, US FiberOptics Corporation, a provider of fiber optics technology, from October 1996. He served as President/Gannett Television, Gannett Company, Inc. from May 1989 until October 1996. He has been a director of the Corporation since 1993 and is a member of the audit committee. During 1999, Mr. Townsend attended all Board meetings and all meetings of the committee of the Board on which he served. He also serves as a director of Alltel Corporation.

[PHOTO APPEARS HERE]
     SOLOMON D. TRUJILLO (48), CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER, U S WEST, Englewood, Colorado, a provider of telecommunications services. He has served as Chairman since May 1999 and as President and Chief Executive Officer since 1995. Mr. Trujillo was a director of the former BankAmerica Corporation from 1996 until September 30, 1998 when it was merged with the Corporation, at which time he was elected as a director of the Corporation. He is chairman of the compensation committee and a member of the nominating committee. During 1999, Mr. Trujillo attended 7 of 8 Board meetings and all meetings of the committees of the Board on which he served. He also serves as a director of U S WEST, Pepsico, Inc. and Target Corporation.

[PHOTO APPEARS HERE]
     JACKIE M. WARD (61), PRESIDENT AND CHIEF EXECUTIVE OFFICER, COMPUTER GENERATION INCORPORATED, Atlanta, Georgia, a computer software company. She has been a director of the Corporation since 1994 and is chairman of the asset quality review committee. During 1999, Ms. Ward attended all Board meetings and all meetings of the committee of the Board on which she served. She also serves as a director of Equifax, Inc., Flowers Industries, Inc., Matria Healthcare, Inc., Premiere Technologies, Inc., Profit Recovery Group International, Inc., SCI Systems, Inc. and Trigon Healthcare, Inc.

[PHOTO APPEARS HERE]
     VIRGIL R. WILLIAMS (60), CHAIRMAN AND CHIEF EXECUTIVE OFFICER, WILLIAMS GROUP INTERNATIONAL, INC., Stone Mountain, Georgia, an industrial and environmental contracting company. He has been a director of the Corporation since 1996 and is a member of the asset quality review and nominating committees. During 1999, Mr. Williams attended all Board meetings and all meetings of the committees of the Board on which he served. He also serves as a director of Law Companies Group, Inc.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of December 31, 1999, the Corporation had issued and outstanding three classes of voting securities: the Common Stock, the Series B Stock and the ESOP Preferred Stock. As of such date, no persons were known to own beneficially 5% or more of the Common Stock or the ESOP Preferred Stock. All of the shares of ESOP Preferred Stock outstanding were held of record by State Street Bank and Trust Company, 225 Franklin Street, Boston, Massachusetts 02110, as trustee of the ESOP Trust Agreement executed in connection with The NationsBank 401(k) Plan (the "Trustee"). The following table sets forth, as of December 31, 1999, the name and address of each beneficial owner of more than 5% of the Series B Stock known to the Board, showing the amount and nature of such beneficial ownership.

NAME AND ADDRESS                                AMOUNT AND NATURE         PERCENT
OF BENEFICIAL OWNER                        OF BENEFICIAL OWNERSHIP (1)    OF CLASS
----------------------------------------- ----------------------------- -----------
Carolyn C. Glassman & Albert Irl Dubinsky
 TR UA Apr 8 82
 Carolyn Glassman Trust
 1815 Locust Street
 St. Louis, MO 63103 ....................         2,018 shares              24.53%
Mabel B. Howard
 315 North 14th Street
 Mount Vernon, IL 62864 .................         1,096 shares              13.33%
Helen Lucille Powers
 835 North 27th Street
 Mount Vernon, IL 62864 .................          975 shares               11.85%
Russell Elliston TR UA Nov 22 96
 Russell Elliston Trust
 Rt 1
 Waltonville, IL 62894 ..................          438 shares                5.33%

---------
(1) All shares of Series B Stock indicated in the above table are subject to the sole investment and voting power of the named individuals.

As of December 31, 1999, no executive officer or director of the Corporation owned any shares of the Series B Stock.

The following table sets forth certain information with respect to beneficial ownership of the Common Stock as of December 31, 1999 by: (i) each director and nominee for director of the Corporation; (ii) each executive officer of the Corporation named in the Summary Compensation Table; and (iii) all directors and executive officers of the Corporation as a group.

                                                                   AMOUNT AND NATURE            PERCENT
NAME                                                       OF BENEFICIAL OWNERSHIP (1)(2)(3)    OF CLASS
--------------------------------------------------------- ----------------------------------- -----------
Charles W. Coker (5) ....................................                 104,876                    (4)
Timm F. Crull ...........................................                  31,460                    (4)
Alan T. Dickson (6) .....................................                 118,964                    (4)
Frank Dowd, IV (7) ......................................                   3,200                    (4)
Kathleen F. Feldstein (8) ...............................                  20,843                    (4)
Paul Fulton (9) .........................................                  17,491                    (4)
Donald E. Guinn (10) ....................................                  33,316                    (4)
James H. Hance, Jr. (11) ................................                 896,081                    (4)
C. Ray Holman ...........................................                   7,310                    (4)
W. W. Johnson ...........................................                 116,586                    (4)
Kenneth D. Lewis (12) ...................................                 855,419                    (4)
Walter E. Massey ........................................                   5,072                    (4)
Hugh L. McColl, Jr. (13) ................................                 894,435                    (4)
Michael J. Murray (14) ..................................               2,025,358                    (4)
Richard M. Rosenberg ....................................                 230,905                    (4)
O. Temple Sloan, Jr. ....................................                  40,596                    (4)
Meredith R. Spangler (15) ...............................              16,008,566                    (4)
Ronald Townsend .........................................                   3,005                    (4)
Solomon D. Trujillo .....................................                   5,273                    (4)
F. William Vandiver, Jr. (16) ...........................                 475,625                    (4)
Jackie M. Ward ..........................................                   8,725                    (4)
Virgil R. Williams (17) .................................                 784,534                    (4)
Shirley Young ...........................................                   4,072                    (4)
All directors, nominees and executive officers as a group
  (23 persons) (18) .....................................              22,691,712                1.35%

---------
(1) All shares of Common Stock indicated in the table are subject to the sole investment and voting power of the directors and officers, except as otherwise set forth in the footnotes below.

(2) As of December 31, 1999, none of the listed individuals beneficially owned shares of ESOP Preferred Stock, except Messrs. Hance, Johnson, Lewis, McColl and Vandiver, each of whom owned 266 shares of ESOP Preferred Stock, which is less than 1% of the outstanding shares of ESOP Preferred Stock. All directors and executive officers as a group owned 1,330 shares of ESOP Preferred Stock, which is less than 1% of the outstanding shares of ESOP Preferred Stock. The ESOP Preferred Stock is held of record by the Trustee. Subject to the terms and provisions of the trust, the Trustee has sole investment power with respect to all shares of ESOP Preferred Stock. It votes shares of ESOP Preferred Stock that have been allocated to individual accounts in accordance with the participants' instructions, and it votes allocated shares of ESOP Preferred Stock as to which no instructions are received together with unallocated shares in the same proportion as the shares for which voting instructions are received are voted.

(3) Includes, as of December 31, 1999, the following number of units of Common Stock equivalents credited to the following nonemployee directors under the Bank of America Corporation Director Deferral Plan (the "Director Deferral Plan"): Mr. Crull, 22,580 shares; Dr. Feldstein, 9,203 shares; Mr. Fulton, 1,421 shares; Mr. Guinn, 14,326 shares; Mr. Holman, 2,550 shares; Dr. Massey, 4,278 shares; Mr. Rosenberg, 928 shares; Mrs. Spangler, 6,754 shares; Mr. Trujillo, 4,142 shares; Ms. Ward, 6,763 shares; Ms. Young, 1,941 shares; and all directors as a group, 74,886 shares. These units, which are held in individual accounts in each director's name, will be paid in cash upon the director's retirement based on the fair market value of the Common Stock at that time. See "Board of Directors' Compensation."

(4) Represents less than 1% of the outstanding shares of Common Stock.

(5) Includes 89,100 shares of Common Stock owned by Mr. Coker's wife over which he shares voting and investment power.

(6) Includes 4,000 shares of Common Stock held in a trust in which Mr. Dickson is a beneficiary and 103,090 shares of Common Stock over which Mr. Dickson shares voting and investment power.

(7) Includes 200 shares of Common Stock over which Mr. Dowd shares voting and investment power.

(8) Includes 2,263 shares of Common Stock owned by Dr. Feldstein's husband over which she disclaims beneficial ownership.

(9) Includes 200 shares of Common Stock owned by Mr. Fulton's wife over which he disclaims beneficial ownership.

(10) Includes 18,990 shares of Common Stock held in a trust over which Mr. Guinn shares voting and investment power.

(11) Includes 2,000 shares of Common Stock held jointly with Mr. Hance's wife over which he shares voting and investment power, and 560,000 shares of Common Stock which Mr. Hance could acquire within 60 days after December 31, 1999 through the exercise of stock options.

(12) Includes 560,000 shares of Common Stock which Mr. Lewis could acquire within 60 days after December 31, 1999 through the exercise of stock options.

(13) Includes 100,000 shares of Common Stock which Mr. McColl could acquire within 60 days after December 31, 1999 through the exercise of stock options.

(14) Includes 928 shares of Common Stock equivalents held through the former BankAmerica Corporation Deferred Compensation Plan and 1,724,620 shares of Common Stock which Mr. Murray could acquire within 60 days after December 31, 1999 through the exercise of stock options. Mr. Murray disclaims beneficial ownership in 173,048 shares of Common Stock subject to stock options, which options were transferred into an irrevocable trust for the benefit of certain immediate family members.

(15) Includes 15,980,236 shares of Common Stock owned by Mrs. Spangler's husband, certain other family members for whom Mrs. Spangler's husband acts in a fiduciary capacity, and C. D. Spangler Construction Company, Golden Eagle Industries, Inc., Spangler Foundation, Delcap, Inc. and Delcor, Inc., all of which are parties related to Mrs. Spangler's husband, over which Mrs. Spangler shares voting and investment power.

(16) Includes 306,667 shares of Common Stock which Mr. Vandiver could acquire within 60 days after December 31, 1999 through the exercise of stock options.

(17) Includes 17,366 shares of Common Stock over which Mr. Williams shares voting and investment power and 1,760 shares of Common Stock which he could acquire within 60 days after December 31, 1999 through the exercise of stock options.

(18) Includes 3,253,047 shares of Common Stock which such persons could acquire within 60 days after December 31, 1999 through the exercise of stock options. Of these 22,691,712 shares of Common Stock, such persons had sole voting and investment power over 6,301,219 shares of Common Stock and shared voting or investment power or both over 16,390,493 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, directors and certain officers of the Corporation are required to file reports with the Securities and Exchange Commission indicating their holdings of and transactions in the Corporation's equity securities. To the Corporation's knowledge, based solely on a review of the copies of such reports furnished to the Corporation and written representations that no other reports were required, insiders of the Corporation complied with all filing requirements during the fiscal year ended December 31, 1999, except as follows: O. Temple Sloan, Jr., a director, filed a late report on Form 5, reporting two inadvertent omissions from his original Form 3, three changes in the form of beneficial ownership and eight transactions, one of which was an exempt gift. In addition, Ronald Townsend, a director, filed a late report on Form 4, reflecting one transaction.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The Corporation has the following standing committees to which directors are appointed: asset quality review, audit, compensation, contributions, executive and nominating.

The audit committee, currently consisting of four directors who are not officers of the Corporation or of a subsidiary ("Nonemployee Directors"), reviews at least quarterly the work of the audit and credit review staffs and requires reports covering such work to be prepared. The audit committee establishes the scope and detail of the continuous audit program which is conducted by the audit staff and the credit review staff to protect against improper and unsound practices and to furnish adequate protection to all assets and records. Subject to the approval of the Board, it engages a qualified firm of certified public accountants to conduct such audit work as is necessary and receives written reports, supplemented by such oral reports as it deems necessary, from the audit firm. In addition, the General Auditor of the Corporation reports to the chairman of the audit committee on all matters relating to the Corporation. During 1999, the committee held five meetings.

The compensation committee, currently consisting of five Nonemployee Directors, provides overall guidance with respect to the establishment, maintenance and administration of the compensation programs and employee benefit plans of the Corporation. The committee monitors the salary administration program and reviews and approves salary changes, grade changes and promotions for executive officers. The joint recommendations of the compensation committee and the executive committee as to compensation of the Chief Executive Officer and any of the Corporation's directors who are also executive officers of the Corporation are subject to approval by the Board. During 1999, the committee held three meetings.

The nominating committee, currently consisting of the Chief Executive Officer and three Nonemployee Directors, reviews information assembled for the purposes of selecting candidates for nomination to membership on the Board. Following appropriate investigations, it ascertains the willingness of selected individuals to serve and extends, on behalf of the Board, invitations to become candidates. Its recommendations are presented to the Board at regularly scheduled meetings. The committee will also consider, at its regularly scheduled meetings, those recommendations by stockholders which are submitted, along with biographical and business experience information, to the Chief Executive Officer. During 1999, the committee held five meetings.

BOARD OF DIRECTORS' COMPENSATION

In 1999, the compensation for each Nonemployee Director included an annual retainer of $60,000. Under the Directors' Stock Plan, $24,000 of the annual retainer was paid in shares of Common Stock and the remaining $36,000 was paid in cash. In addition, directors received an attendance fee of $1,200 for each meeting of the Board or committee of the Board. During 1999, there were eight meetings of the Board. The aggregate amount paid by the Corporation to directors during 1999 under these arrangements was $1,316,400.

Under the Director Deferral Plan, Nonemployee Directors could elect during 1999 to defer payment of their annual retainer and attendance fees until they leave the Board. In that case, shares of Common Stock would not be issued under the Directors' Stock Plan, but instead would be credited to an account in the Nonemployee Director's name as a phantom stock unit. Subject to the terms of the Director Deferral Plan, these units would ultimately be paid in cash to the Nonemployee Director following his or her retirement from the Board (either in a single payment or installments, at the director's election) based on the fair market value of the Common Stock. There are no voting rights associated with these units.

During 1999, the Corporation paid an aggregate of $527,000 to 19 retired directors under the previously terminated NationsBank Corporation and Designated Subsidiaries Directors' Retirement Plan.

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid to the Corporation's Chief Executive Officer and the four additional most highly compensated executive officers of the Corporation for services rendered to the Corporation and its subsidiaries during the periods indicated.

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG TERM
                                                                                     COMPENSATION
                                                                               -------------------------
                                                 ANNUAL COMPENSATION                    AWARDS
                                       --------------------------------------- -------------------------
                                                                    OTHER                     SECURITIES     ALL OTHER
                                                                    ANNUAL       RESTRICTED   UNDERLYING      COMPEN-
           NAME AND                       SALARY      BONUS      COMPENSATION   STOCK AWARDS   OPTIONS         SATION
      PRINCIPAL POSITION         YEAR       $           $            $(1)           $(2)         (#)             $
------------------------------  ------ ----------- -----------   ------------   ------------  ----------    -----------
Hugh L. McColl, Jr.             1999    1,250,000  2,500,000            --      44,700,000    1,400,000       319,442(3)
  Chairman of the Board and     1998    1,000,000  2,500,000            --               0            0       177,414
  Chief Executive Officer       1997    1,000,000  3,500,000            --               0      150,000       138,382
Kenneth D. Lewis                1999    1,000,000  1,500,000            --      22,350,000    1,000,000       102,693(3)
  President and Chief           1998      887,500  1,500,000            --      10,700,000      300,000        53,788
  Operating Officer             1997      850,000  2,200,000            --               0       90,000        38,250
James H. Hance, Jr.             1999    1,000,000  1,500,000            --      22,350,000    1,000,000       115,426(3)
  Vice Chairman and             1998      887,500  1,500,000            --      10,700,000      300,000        58,796
  Chief Financial Officer       1997      850,000  2,200,000            --               0       90,000        38,250
Michael J. Murray (4)           1999    1,000,000  1,500,000            --               0      300,000       148,548(3)
  President, Global Corporate   1998      887,500  1,500,000        58,994(5)   10,700,000            0       139,269
  and Investment Banking
F. William Vandiver, Jr.        1999      800,000  1,500,000            --       6,050,000      300,000        86,070(3)
  Corporate Risk                1998      725,000  1,500,000            --               0      200,000        32,625
  Management Executive          1997      700,000  1,500,000            --               0       60,000        31,500

(1) For each year, excludes perquisites and other personal benefits, securities or property which, in the aggregate, do not exceed $50,000 for each named executive officer.

(2) During 1999, the Corporation granted the following shares of restricted stock and restricted stock units to the named executive officers: On January 4, 1999, the Corporation granted 100,000 shares of restricted stock to Mr. Vandiver. The value shown for these shares is based on the closing price of $60.50 per share on the date of the grant. These shares vest in three equal installments on the first three anniversaries of the grant date. Mr. Vandiver has the right to receive dividends on these shares prior to vesting. On July 1, 1999, the Corporation granted 600,000 restricted stock units to Mr. McColl and 300,000 restricted stock units to each of Messrs. Lewis and Hance. The value shown for these units is based on the closing price of $74.50 per share on the date of the grant. Units for Mr. McColl vest 100% on the third anniversary of the grant date and units for Messrs. Lewis and Hance vest 100% on the fifth anniversary of the grant date. Messrs. McColl, Lewis and Hance have the right to receive dividend equivalents on these units prior to vesting as if the restricted stock units were shares of restricted stock.

   As of December 31, 1999, the named executive officers held the following aggregate number of shares of restricted stock and restricted stock units (including the awards discussed above) with the following values (based on the closing price of $50.1875 per share on December 31, 1999): Mr. McColl -- 880,000 shares valued at $44,165,000; Mr. Lewis -- 460,000 shares valued at $23,086,250; Mr. Hance -- 460,000 shares valued at $23,086,250; Mr. Murray --
   160,000 shares valued at $8,030,000; and Mr. Vandiver -- 100,000 shares valued at $5,018,750.

(3) For 1999, consists of matching contributions by the Corporation under certain defined contribution plans (Mr. McColl -- $78,750; Mr. Lewis -- $67,500; Mr. Hance -- $67,500; Mr. Murray -- $127,541; and Mr. Vandiver --
    $58,500) and the value of certain premiums paid by the Corporation under split dollar life insurance arrangements (Mr. McColl -- $240,692; Mr. Lewis -- $35,193; Mr. Hance -- $47,926; Mr. Murray -- $21,007; and Mr. Vandiver --
    $27,570).

(4) Mr. Murray was not an employee of the Corporation until September 30, 1998, the effective date of the Corporation's merger with the former BankAmerica Corporation.

(5) For 1998, includes imputed income for relocation expenses in the amount of $28,462 and financial counseling in the amount of $27,112.

The following tables show the number and value of options granted in 1999 and the value realized upon exercise of options during 1999 and certain information about unexercised options at year-end with respect to the named executive officers.

                      OPTION GRANTS IN LAST FISCAL YEAR (1)

                                           INDIVIDUAL GRANTS
--------------------------------------------------------------------------------------------------------
                            NUMBER OF SECURITIES   PERCENT OF TOTAL      EXERCISE                          GRANT DATE
                                 UNDERLYING       OPTIONS GRANTED TO      PRICE           EXPIRATION         PRESENT
NAME                        OPTIONS GRANTED (#)   EMPLOYEES IN 1999   ($ PER SHARE)          DATE          VALUE $(2)
-------------------------- --------------------- ------------------- ---------------     --------------  --------------
Hugh L. McColl, Jr.              1,400,000               2.05%          $ 74.500        July 1, 2009      $27,244,000
Kenneth D. Lewis                 1,000,000               1.46%          $ 74.500        July 1, 2009      $19,460,000
James H. Hance, Jr.              1,000,000               1.46%          $ 74.500        July 1, 2009      $19,460,000
Michael J. Murray                  300,000               0.44%          $ 51.125     December 14, 2009    $ 4,005,000
F. William Vandiver, Jr.           300,000               0.44%          $ 51.125     December 14, 2009    $ 4,005,000

(1) The material terms of all option grants to named executive officers during 1999 are as follows: (i) all options are nonqualified stock options; (ii) all have an exercise price equal to the fair market value on the date of grant; (iii) all have a 10-year term and become exercisable as follows: Mr.
    McColl -- one-third on July 1, 2000, one-third on July 1, 2001 and one-third on July 1, 2002; Messrs. Lewis and Hance -- one-fifth on July 1, 2000, one-fifth on July 1, 2001, one-fifth on July 1, 2002, one-fifth on July 1,
    2003 and one-fifth on July 1, 2004; Messrs. Murray and Vandiver -- one-third on December 14, 2000, one-third on December 14, 2001 and one-third on December 14, 2002; (iv) the options are transferable to immediate family members (or certain estate planning entities) in accordance with such guidelines and procedures as the Corporation may establish from time to time; (v) all continue to be exercisable following termination of employment in certain circumstances; and (vi) all are otherwise subject to the terms and provisions of the Bank of America Corporation Key Employee Stock Plan
    (the "Stock Plan").

(2) In accordance with Securities and Exchange Commission rules, the Black-Scholes option pricing model was used to estimate the Grant Date
    Present Value assuming (i) an expected volatility of 0.2491; (ii) an expected dividend yield of 2.91%; (iii) a risk-free interest rate of 5.19%;
    (iv) an option term of 7 years; and (v) no discounts for non-transferability or risk of forfeiture. This is a theoretical value for stock options. The actual value of the options will depend on the market value of Common Stock when the options are exercised.
Aggregated Option Exercises In Last Fiscal Year and Fiscal Year-End Option Values

                                                              NUMBER OF SECURITIES
                                                             UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED IN-THE-
                                 OPTIONS EXERCISED                 OPTIONS ON                 MONEY OPTIONS ON
                                    DURING 1999                 DECEMBER 31, 1999         DECEMBER 31, 1999 ($)(1)
                           ------------------------------ ----------------------------- ----------------------------
                               SHARES
                             ACQUIRED ON   VALUE REALIZED
NAME                        EXERCISE (#)       ($) (2)     EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-------------------------- --------------  -------------- ------------- --------------- ------------- --------------
Hugh L. McColl, Jr.                  0                0       100,000      1,450,000              0         0
Kenneth D. Lewis                     0                0       560,000      1,230,000      9,350,000         0
James H. Hance, Jr.                  0                0       560,000      1,230,000      9,350,000         0
Michael J. Murray              217,077       14,280,837     1,724,620        300,000     18,499,781         0
F. William Vandiver, Jr.             0                0       306,667        453,333      4,675,000         0

(1) Value represents the difference between the exercise price and the market value of Common Stock of $50.1875 on December 31, 1999. An option is "in-the-money" if the market value of Common Stock exceeds the exercise price.

(2) Value represents fair market value at exercise minus the exercise price.

RETIREMENT PLANS

The following table shows the estimated combined annual pension benefits payable at normal retirement to a participant under the qualified and nonqualified defined benefit plans sponsored by the Corporation and its subsidiaries which are applicable to the named executive officers, as well as Social Security.

                               PENSION PLAN TABLE

                                 ANNUAL BENEFITS UPON RETIREMENT
                                 WITH YEARS OF SERVICE INDICATED
                            ------------------------------------------
                                                             15 YEARS
 AVERAGE ANNUAL EARNINGS       5 YEARS       10 YEARS        OR MORE
-------------------------   ------------   ------------   ------------
      $   1,000,000          $  200,000     $  400,000     $  600,000
          1,500,000             300,000        600,000        900,000
          2,000,000             400,000        800,000      1,200,000
          2,500,000             500,000      1,000,000      1,500,000
          3,000,000             600,000      1,200,000      1,800,000
          3,500,000             700,000      1,400,000      2,100,000
          4,000,000             800,000      1,600,000      2,400,000
          4,500,000             900,000      1,800,000      2,700,000
          5,000,000           1,000,000      2,000,000      3,000,000

A participant's "average annual earnings" means the average of the five highest years of the participant's salary and bonuses during his last ten years of employment. The "salary" and "bonuses" used to determine a participant's "average annual earnings" are the same as the salary and bonuses disclosed in the "Salary" and "Bonus" columns of the Summary Compensation Table. The table describes annual benefits payable in the form of a joint and 75% survivor annuity beginning at normal retirement. For purposes of the table, normal retirement means a participant's separation from service following either (1) attainment of age 62 or (2) attainment of age 60 with 20 years of service. A person who retires before normal retirement may be entitled to reduced benefits under the plans depending on the participant's age and years of service.

As of December 31, 1999, Messrs. McColl, Lewis, Hance, Murray and Vandiver had the following amounts of "average annual earnings" and completed years of service: Mr. McColl -- $3,850,000 and 40 years; Mr. Lewis -- $2,507,500 and 30 years; Mr. Hance -- $2,467,500 and 12 years; Mr. Murray -- $2,057,500 and 30 years; and Mr. Vandiver -- $1,885,000 and 32 years.

Under their respective employment agreements described on page 13, Messrs. Lewis, Hance and Murray are entitled to receive combined annual pension benefits of not less than $2.0 million upon retirement, payable in the form of a joint and 75% survivor annuity.

DEFERRED COMPENSATION PLAN

Messrs. McColl, Lewis and Vandiver also participate in the NationsBank Corporation and Designated Subsidiaries Deferred Compensation Plan for Key Employees (the "Deferred Compensation Plan") which was established by the Corporation as of November 1, 1985. Each of these named executive officers deferred compensation under the Deferred Compensation Plan during the period from 1985 through 1989, but no compensation has been deferred by the named executive officers under the Deferred Compensation Plan since 1989.

Under the Deferred Compensation Plan, a participant is returned his deferrals, along with interest, following the participant's termination of employment. The annual rate of interest depends on the participant's age and years of service at termination and will be approximately 13% (in the case of normal retirement or "special" early retirement), 11% (in the case of "regular" early retirement) or 8% (in the case of termination prior to "regular" early retirement). For these purposes, normal retirement means termination of employment following attainment of age 62; "special" early retirement means termination of employment following attainment of age 55 with 20 years of service; and "regular" early retirement means termination of employment following attainment of age 50 with 15 years of service. In addition, the designated beneficiary of a participant who dies while in service receives a benefit equal to the participant's "regular" early retirement benefit (or the participant's "special" early retirement benefit or normal retirement benefit to which the participant may have been entitled at the time of death). As a result, the designated beneficiary of a participant who dies prior to eligibility for "regular" early retirement may, in effect, receive a return on the participant's deferrals that is greater than an 11% annual rate. Payments under the Deferred Compensation Plan are generally made over a period of 15 years following retirement or death, but they are made in a single payment following a termination of employment prior to eligibility for "regular" early retirement.

SPECIAL COMPENSATION ARRANGEMENTS

BENEFIT SECURITY TRUST

The Corporation and certain of its subsidiaries have established a Benefit Security Trust (the "Trust") which is a "grantor trust" under Section 671 of the Internal Revenue Code of 1986, as amended (the "Code"). The purpose of the Trust is to provide participants in designated supplemental retirement plans sponsored by the Corporation with greater assurances that the benefits to which such participants are entitled under the plans will be satisfied. The Corporation may in its discretion designate additional plans to be covered by the Trust. Contributions to the Trust by the Corporation and its participating subsidiaries are discretionary from time to time. In that regard, the Corporation has made cumulative contributions of $231.8 million to the Trust through December 31, 1999. Prior to a change of control of the Corporation, benefits are paid from the Trust only upon the direction of the Corporation. After a change of control of the Corporation, benefits are paid from the Trust to the extent such benefits are not paid by the Corporation or its subsidiaries. The assets of the Trust are subject to the claims of the creditors of the Corporation and its participating subsidiaries in the event of an "Event of Insolvency" (as such term is defined in the Trust). The market value of assets held in the Trust as of December 31, 1999 was $282.9 million.

EMPLOYMENT AGREEMENTS WITH MESSRS. LEWIS, HANCE AND MURRAY

In connection with the merger of the Corporation and the former BankAmerica Corporation, the Corporation entered into three-year employment agreements with each of Messrs. Lewis, Hance and Murray commencing September 30, 1998. Under each of these employment agreements, the executive will receive the following compensation during the employment period: (i) base salary of not less than $1.0 million; (ii) eligibility for an annual bonus and other benefits on a basis no less favorable than peer executives of the Corporation; (iii) an award of restricted stock under the Stock Plan on September 30, 1998 as identified for 1998 in the Summary Compensation Table on page 10; and (iv) a minimum annual pension benefit described on page 12. If the executive's employment is terminated before the end of the three-year employment period due to death or "disability," by the Corporation other than for "cause," or by the executive for "good reason" (as such terms are defined in each employment agreement), then the executive will become vested in the restricted stock and will receive a cash severance payment equal to the base salary and bonus (based on the highest bonus earned in the three years before the termination date) for the unfinished portion of the employment period. In certain circumstances, the executive may also have the right to payment for any tax imposed with respect to compensation under his employment agreement under section 4999 of the Internal Revenue Code (or any similar tax).

TOTAL CUMULATIVE STOCKHOLDER RETURN FOR FIVE-YEAR AND
TEN-YEAR PERIODS ENDING DECEMBER 31, 1999

The following graphs compare the yearly percentage change in the Corporation's cumulative total stockholder's return on the Common Stock with (i) Standard & Poor's 500 Index, and (ii) Standard & Poor's Banks Composite Index for the years ended 1995 to 1999, inclusive, and for the years ended 1990 to 1999, inclusive.

The graphs assume an initial investment of $100 at the end of 1994 and 1989, respectively, and the reinvestment of all dividends during the periods indicated.

[FIVE-YEAR PERFORMANCE GRAPH APPEARS HERE]

BANK OF AMERICA CORPORATION   S&P 500          S&P BANKS COMPOSITE
---------------------------   --------         -------------------
 1994    100                   100                   100
 1995    159.73                137.55                159.3
 1996    230.61                169.11                225.49
 1997    293.45                225.52                325.71
 1998    297.22                289.96                347.24
 1999    255.81                350.96                302.02



[TEN-YEAR PERFORMANCE GRAPH APPEARS HERE]

BANK OF AMERICA CORPORATION   S&P 500        S&P BANKS COMPOSITE
---------------------------   -------        -------------------
 1989    100                   100                   100
 1990    52.01                 96.9                  70.85
 1991    96.34                 126.36                115.74
 1992    125.86                135.98                152.62
 1993    124.03                149.66                168.26
 1994    118.86                151.64                159.65
 1995    189.85                208.58                254.33
 1996    274.1                 256.45                360.01
 1997    348.79                341.98                520.01
 1998    353.27                439.7                 554.37
 1999    304.06                532.21                482.18

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The compensation committee of the Board provides overall guidance to the Corporation's executive compensation programs and stock incentive plans, other than the 1996 Associates Stock Option Award Plan and Take Ownership! The BankAmerica Global Associate Stock Option Program. The current members of the compensation committee are Mr. Trujillo (Chairman), Mr. Dickson, Mr. Fulton, Mrs. Spangler and Ms. Young, who is not standing for reelection at the Annual Meeting.

The compensation committee makes recommendations jointly with the executive committee to the Board regarding the compensation of the Chief Executive Officer and any other executive officer who also serves as a director. The Chief Executive Officer does not participate in discussions about his compensation matters or in the making of recommendations by the compensation and executive committees about his compensation. The Board (other than any directors who are executive officers) must approve all compensation actions regarding the Chief Executive Officer and any other executive officer who also serves as a director. During 1999, the Board approved all such actions which were recommended by the compensation and executive committees related to the compensation of the Chief Executive Officer and any other executive officer who also served as a director.

GENERAL EXECUTIVE COMPENSATION POLICIES

The Corporation's executive compensation policies have two primary goals: (1) to attract and retain the highest quality executive officers and (2) to reward those officers for superior corporate performance measured by the Corporation's financial results and strategic achievements.

The Corporation pays its executive officers three principal types of compensation: base salary, annual incentive compensation and long-term incentive compensation, each of which is more fully described below. Executive officers also participate in the Corporation's various qualified and certain non-qualified employee benefit plans designed to provide retirement income.

1. BASE SALARY. The relative levels of base salary for the executive officers are designed to reflect each executive officer's scope of responsibility and accountability within the Corporation. To determine the necessary amounts of base salary to attract and retain top quality management, the compensation committee extensively reviews comparable salary and other compensation arrangements in effect at the five largest United States bank holding companies and several diversified financial services companies. (All five bank holding companies are included in the Standard & Poor's Banks Composite Index used in the graphs on page 14.) Base salaries paid during 1999 to the executive officers generally are in the high end of the competitive range of this peer group.

2. ANNUAL INCENTIVE COMPENSATION. The Corporation provides performance-related annual incentive compensation to its executive officers under the stockholder-approved Executive Incentive Compensation Plan ("EIC Plan"). Amounts awarded under the EIC Plan are intended to constitute "performance-based compensation" under Internal Revenue Code Section 162(m). (Section 162(m) limits the deductibility of compensation paid to certain executive officers in excess of $1.0 million, but excludes "performance-based compensation" from this limit.)

Under the EIC Plan compensation formula (which was approved by the Corporation's stockholders at the 1997 annual meeting of stockholders), participating executive officers are eligible to receive maximum deductible incentive compensation for a year up to 0.20% of the Corporation's net income for that year. The compensation committee determines the actual amount of the incentive compensation based on the compensation committee's overall analysis of the executive officer's individual performance for the year and competitive market practices at the same companies considered in establishing base salaries as described above. In reviewing overall individual performance, the compensation committee considers such factors as the financial performance of any business units over which the individual has responsibility and the individual's contributions during the year towards the Corporation's strategic goals. These factors are not considered with any specific weighting.

3. LONG-TERM INCENTIVE COMPENSATION. The compensation committee believes that stock ownership and stock-based incentive awards are the best way to align the interests of the executive officers with those of the Corporation's stockholders. Accordingly, under the Stock Plan, the compensation committee may award to executive officers and other key employees of the Corporation stock options, stock appreciation rights, restricted stock and restricted stock units.

The compensation committee in its discretion determines on an annual basis which executive officers will receive awards under the Stock Plan, what types and how large the awards will be and any conditions or restrictions on the awards. The compensation committee makes such determinations by reviewing the same factors used in determining the amount of an executive officer's annual incentive compensation as described above. In particular, the compensation committee conducts an overall analysis of the executive officer's individual performance for the year and competitive market practices at the same companies considered in establishing base salaries as described above. In reviewing overall individual performance, the compensation committee considers such factors as the financial performance of any business units over which the individual has responsibility and the individual's contributions during the year towards the Corporation's strategic goals. These factors are not considered with any specific weighting.

The compensation committee intends that awards made under the Stock Plan include vesting conditions that encourage an executive officer to remain with the Corporation over a period of years. For example, the standard arrangement for stock option awards is to vest no earlier than in one-third increments on each of the three anniversaries following the award.

1999 COMPENSATION FOR MR. MCCOLL

The general policies described above for the compensation of executive officers also apply to the compensation recommendations made by the compensation and executive committees and approved by the Board (other than any directors who are executive officers) with respect to the 1999 compensation for Mr. McColl as the Corporation's Chief Executive Officer.

The compensation committee reviewed applicable market information and approved an increase in Mr. McColl's annualized rate of base salary from $1.0 million to $1.5 million effective July 1, 1999. This was the first increase in Mr. McColl's rate of base salary since January 1, 1997.

In determining Mr. McColl's bonus for 1999 under the EIC Plan, the compensation committee reviewed practices at comparable competitor financial institutions, the financial performance of the Corporation and the advancement of the Corporation's long-term strategic goals. In particular, the compensation committee noted that during 1999 operating earnings rose 27% while operating earnings per share increased 29% in addition to business lines being consolidated following the merger of NationsBank Corporation and BankAmerica Corporation.

At its June 1999 meeting, the compensation committee awarded Mr. McColl a nonqualified stock option covering 1.4 million shares of Common Stock and 600,000 restricted stock units under the Stock Plan. These awards were made effective July 1, 1999. In making these awards, the compensation committee recognized Mr. McColl's leadership in building the Corporation into the largest nationwide bank in the United States with a compounded annual growth rate of 34% in net income, 23% in total return to stockholders and 31% in total assets over the five completed years before the award was made (1994 through 1998). The compensation committee believes that it is essential to retain Mr. McColl's leadership in order to (i) provide strategic direction for the company, (ii) maximize the value of the franchise, (iii) continue to provide for the successful transition to an efficient, fully integrated operating environment and (iv) provide for a smooth succession to a new management team. In making the awards, the compensation committee noted that Mr. McColl has not received an award under the Stock Plan since 1997. The compensation committee also determined that the awards will provide a long-term incentive package which is competitive based on the size and scope of the Corporation and which will closely align Mr. McColl's interests with those of the Corporation's stockholders.

Any compensation ultimately realized by Mr. McColl upon exercise of the stock options or upon payment of the restricted stock units should be fully deductible to the Corporation and should not be subject to the $1.0 million deduction limit under Section 162(m). Less than 25% of Mr. McColl's total taxable compensation for 1999 was not deductible for 1999 as a result of the $1.0 million deduction limit under Section 162(m). Compensation decisions for Mr. McColl and the other executive officers were made with full consideration of the Section 162(m) implications, including the net cost to the Corporation as a result of paying any nondeductible amounts.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE BOARD:

Solomon D. Trujillo, Chairman
Alan T. Dickson
Paul Fulton
Meredith R. Spangler
Shirley Young

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Trujillo, Dickson and Fulton, Mrs. Spangler and Ms. Young, none of whom is or has been an officer or employee of the Corporation, currently serve as members of the Corporation's compensation committee. Mr. McColl serves as a director of Ruddick Corporation, a corporation of which Mr. Dickson is chairman.

CERTAIN TRANSACTIONS

A number of the Corporation's directors and executive officers and certain business organizations and individuals associated with them have been customers of the Corporation's banking subsidiaries. All extensions of credit to the foregoing persons have been made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time in comparable transactions with others and did not involve more than the normal risk of collectibility or present other unfavorable features.

In the opinion of management, each of the following transactions was on terms no more or less favorable than those prevailing at the time for comparable transactions with unaffiliated parties.

Bank of America, N.A., a subsidiary of the Corporation, leases space for in-store branches and ATM machines at fifty-five locations of Harris Teeter Super Markets, which are owned by a subsidiary of Ruddick Corporation. Mr. Alan
T. Dickson, a director of the Corporation, is Chairman of Ruddick Corporation. In 1999, aggregate rental paid for this space was approximately $689,000.

Subsidiaries of the Corporation lease space for eighteen banking centers in Florida, North Carolina, South Carolina, Tennessee and Maryland from subsidiaries of Highwoods Properties, Inc. ("Highwoods"). Mr. O. Temple Sloan, Jr., a director of the Corporation, is Chairman of the Board of Highwoods. In 1999, the Corporation's subsidiaries paid Highwoods aggregate rental of approximately $3,871,000 for these eighteen centers. Also in 1999, subsidiaries of the Corporation paid Highwoods a lease termination fee of $150,000 and property tax and other miscellaneous charges of $184,000.

Bank of America, N.A. leases space for banking-related activities in Atlanta from Williams Investment Realty, a company in which Mr. Virgil R. Williams, a director of the Corporation, is a partner. In 1999, rental paid was approximately $889,000.

RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board, upon the recommendation of the audit committee, has approved the selection of the firm of PricewaterhouseCoopers LLP as independent public accountants to audit the books of the Corporation and its subsidiaries for the current year, to report on the consolidated statement of financial position and related statement of earnings of the Corporation and its subsidiaries, and to perform such other appropriate accounting services as may be required by the Board. The Board recommends that the stockholders vote in favor of ratifying and approving the selection of PricewaterhouseCoopers LLP for the purposes set forth above. PricewaterhouseCoopers LLP has advised the Corporation that they are independent accountants with respect to the Corporation, within the meaning of standards established by the American Institute of Certified Public Accountants, the Independence Standards Board and federal securities laws administered by the Securities and Exchange Commission.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they so desire, and they are expected to be available to respond to appropriate questions.

Should the stockholders vote negatively, the Board will consider a change in auditors for the next year.

THE BOARD RECOMMENDS A VOTE "FOR" RATIFYING THE SELECTION OF
PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT PUBLIC ACCOUNTANTS TO AUDIT THE BOOKS OF THE CORPORATION AND ITS SUBSIDIARIES FOR THE CURRENT YEAR (ITEM 2 ON THE PROXY CARD).

STOCKHOLDER PROPOSALS

CANCELLATION OF DEBT OF HEAVILY INDEBTED POOR COUNTRIES

The Corporation has received a proposal from the Adrian Dominican Sisters, 1257 East Siena Heights Drive, Adrian, Michigan 49221-1793. This proposal has been joined by the following organizations: Congregation of Holy Cross,

Southern Province; Congregation of the Sisters of Charity of the Incarnate Word; Congregation of the Sisters of Saint Agnes; Dominican Sisters of Hope; Dominican Sisters of Houston, Texas; MaryKnoll Fathers and Brothers; MaryKnoll Mission Association of the Faithful, Inc.; Mercy Consolidated Asset Management Program; Missionary Oblates of Mary Immaculate; School Sisters of Notre Dame; Sisters of Charity of Saint Elizabeth; Sisters of the Humility of Mary; Sisters of Mercy Regional Community of Detroit; and Ursuline Sisters of Tildonk.

The Adrian Dominican Sisters have represented that they beneficially own 226 shares of Common Stock. Ownership information for the entities joining in the proposal will be provided upon request. The Adrian Dominican Sisters have given notice that they will present the following resolution at the Annual Meeting:

WHEREAS the Heavily Indebted Poor Countries (HIPC) program, which was established by the World Bank and the IMF in 1996 to address both the unpayable character and the social consequences of the debt overhang, has been sharply criticized for being too little, too late, too limited, too rigid and too unrealistic.

WHEREAS the leaders of the major industrialized countries at their G-7 summit in June 1999 in Cologne have endorsed a new initiative to enable these countries to receive broader, faster debt relief by calling on the International Financial Institutions to develop a framework for linking debt relief with poverty reduction that centers around better targeting of budgetary resources for priority social expenditures for health, child survival, aids prevention, education and greater transparency in government budgeting.

WHEREAS these debt relief initiatives should require that the government of the country receiving debt relief to establish a human development fund through transparent and participatory processes including participation of civil society, the resources of which Fund shall be dedicated to reducing the number of persons living in poverty, expanding access of the poorest members of society to basic social services, including education, health, clean water and sanitation.

WHEREAS the G-7 also proposed lowering the threshold for relief to countries whose debt-to-export ratio exceeds 150%, which expanded the number of countries from the 41 of HIPC to a total of 46; of these 46 countries, 35 are in Africa. These 5 added countries are Bangladesh, Cambodia, Comoros, Haiti and Malawi.

WHEREAS the G-7 has called for total cancellation of all bilateral concessional aid debt and asked for forgiveness of certain commercial debt including defaulted loans under the cover of bilateral export-import agencies.

WHEREAS the U.S. banks hold total cross-border claims on the HIPC+5 countries amounting to $1.4 billion as of the end of 1998, with an estimated $0.4 billion to $0.5 billion subject to debt cancellation, being without guarantees and in the public and banking sectors.

WHEREAS we believe that our corporation should take the initiative from the G-7 to help promote a more transparent and businesslike structure in these countries as well as to help promote human development by developing policies for debt cancellation of and future lending to these very heavily indebted countries.

RESOLVED: that the Shareholders request the Board of Directors of Bank of America to develop a policy for the cancellation of debt and new lending to the 46 HIPC+5 countries. The policy should include:

     o The debt to be cancelled should include government and bank-sector debt of medium and long-term original maturity without external guarantees as well as government- and bank-sector short-term debt without external guarantees that has been converted into medium and long-term debt.

     o Conditions for cancellation should include country requirements that the savings from the cancellation should be to supplement present human development funding.

     o Conditions for new lending should include transparency and accountability in the use of these new funds.

MANAGEMENT'S STATEMENT
The Board has considered this proposal and believes that its adoption is unnecessary and would not be in the best interests of the Corporation or its stockholders.

The Corporation shares the proponents' concern about the economic difficulty of heavily indebted poor countries and the individual hardship on the residents of those countries. In general, however, a policy of forgiving debt where the borrower is not distressed would discourage the Corporation from lending at all to borrowers in those countries. Since loans can help in the development of such countries, the Corporation believes that such a policy would be counterproductive for the people who need help the most.

In general, the Corporation forgives debt or makes other concessions in payment terms in circumstances where a borrower is unable to pay without undue hardship. In the case of borrowers in developing countries, the Corporation has an explicit policy regarding forgiveness and concessions that was developed in the late 1980's in consultation with some of the same organizations that are proponents of this resolution.

In addition to concessions, from time to time, the Corporation has on occasion donated debt of borrowers in developing countries to organizations that promote environmental causes in those countries. The Corporation is also currently working to donate some such debt to an organization that will use it to meet the needs of poor people in a developing country.

In any event, the Corporation has very little exposure of the type described in the proposal. Although the proponents are concerned with medium and long-term debt which is not guaranteed, the Corporation has only three such credits (aggregating less than $10 million) in the countries to which the proposal refers. As mentioned above, the Corporation is in the process of making arrangements to donate one of these loans to a local philanthropic organization in the developing country. The other two are loans to banks which, while not unaffected by poor economic conditions in the country where they operate, appear to be able to pay without undue hardship.

The Corporation believes that its current practice of concessions and donations makes good business sense, is socially responsible and is consistent with the proponents' views. Accordingly, no additional policy is necessary.

THE BOARD RECOMMENDS A VOTE "AGAINST" THIS STOCKHOLDER PROPOSAL (ITEM 3 ON THE PROXY CARD).

ADOPTION OF COMPENSATION COMMITTEE CHARTER

The Corporation has received the following proposal from the AFL-CIO Staff Retirement Plan, 815 Sixteenth Street, N.W., Washington, D.C. 20006. The AFL-CIO Staff Retirement Plan has represented that it beneficially owns 33,400 shares of Common Stock.

RESOLVED, that the shareholders of BankAmerica (the "Company") urge the Board of Directors of the Company to adopt a written charter governing the Compensation Committee that includes (but is not limited to) the following principles:

"A primary function of the Compensation Committee (the "Committee") is to assist the Board of Directors (the "Board") in fulfilling its responsibility to establish and maintain compensation packages for the Company's senior executives that rewards superior performance against transparent and appropriately challenging objectives, ties such persons' interests to those of the Company's shareholders and reduces compensation in the event of underperformance.

The Committee shall be composed of independent directors. A director is independent if his or her only non-trivial professional, familial or financial relationship with the Company or any senior executive of the Company is his or her directorship.

To fulfill its responsibilities and duties, the Committee shall:

     o Without the participation of any senior executive of the Company, have sole authority to select, evaluate and where appropriate terminate the services of any compensation consultant retained to provide advice regarding the compensation of senior executives of the Company.

     o Ensure that any compensation consultant retained by the Committee, or any affiliate of such consultant, has not performed in the last five years any non-compensation-related services for the Company or any of its senior executives."

SUPPORTING STATEMENT
As Company shareholders, we support senior executive compensation policies that reward superior performance and align the interests of senior executives with those of Company shareholders. We are concerned, in light of recent developments, that the Company's compensation of senior executives is not in line with those principles.

In connection with the 1998 merger of the Company with NationsBank, the Company awarded then-CEO David Coulter a severance package valued at over $30 million, including a $5 million per year pension benefit -- a package characterized in Fortune magazine as "exit terms so rich that you had to wonder how long Coulter would stick around." (Geoffrey Colvin, "Bad Boards, Bad Boards -- Whatcha Gonna Do?, Apr. 26,1999, p. 411). Within a month after the merger closed, Mr. Coulter resigned.

One of the five members of the Committee, Alan Dickson, lacks independence in several respects: First, Mr. Dickson is chairman of a corporation, Ruddick Corporation ("Ruddick"), of which Mr. McColl serves as a director. In addition, a BankAmerica subsidiary leases space for stores and ATMs from a subsidiary of Ruddick for which the 1998 aggregate rental was $430,000 and paid that subsidiary approximately $147,000 for architectural services.

We believe that adopting a written charter containing the principles set forth above will refocus the Committee on rewarding superior performance and creating value for shareholders. The principles enjoy wide support -- for example, the Council of Institutional Investors' core principles require that members of a compensation committee have no non-trivial relationship with the company or its senior executives other than their directorships -- and the Board has discretion to add additional principles to those enumerated above.

We therefore urge shareholders to vote FOR this proposal.

MANAGEMENT'S STATEMENT
The Board has considered this proposal and believes that its adoption is unnecessary and would not be in the best interests of the Corporation or its stockholders.

The Board believes that this proposal has been substantially implemented. In particular, the Board has already adopted a written charter for the compensation committee (the "Committee") setting forth the duties and responsibilities of the Committee. Further, the charter requires the Board to determine that none of the members of the Committee have any relationship to the Corporation that would interfere with the exercise of their independent judgment. In addition, the charter prohibits any director from serving on the Committee if such director is an executive officer at another company at which any executive officer of the Corporation serves on the compensation committee.

Rather than the standard of independence that the Board has adopted, the proposal prohibits directors from serving on the Committee if they have any "non-trivial" relationship with the Corporation. Unfortunately, the proponent does not provide any guidance as to what is meant by "non-trivial" or any explanation as to whether "non-trivial" relates to the director or the Corporation. Further, the Corporation is a global organization that has arm's-length business dealings with over one million companies in the ordinary course of its business. Due to the lack of definition of the term "non-trivial," as well as the size of the Corporation and the scope of its activities, the Board and management believe that the standard suggested by the proposal is overly vague and restrictive. In addition, the Corporation is in the business of banking, and many of the Corporation's directors and executive officers have banking relationships with the Corporation. All such relationships, however, are in the ordinary course of business and on an arm's-length basis. If the Corporation were to adopt the proposal, it could be precluded from appointing to the Committee directors that do business with the Corporation in the ordinary course of business. This could deprive the Committee of expert independent judgment for purely arbitrary reasons.

The current members of the Committee are Mr. Dickson, Mr. Fulton, Mrs. Spangler, Mr. Trujillo and Ms. Young. None of these directors is an officer of or otherwise affiliated with the Corporation. In addition, the Board has determined, in its business judgment, that none of these directors is involved in any transaction that would interfere with the exercise of their independent judgment.

Although not mentioned in the proponent's supporting statement, the proponent's resolution requests that the Committee take certain actions with respect to the retention of compensation consultants. The charter adopted by the Board already permits the Committee to retain special compensation consultants and requires that the Committee determine that any such consultants have no relationship to the Corporation that would interfere with the exercise of their independent judgment. The Board believes that the proposal is overly restrictive and unworkable to require that the Committee take actions regarding compensation consultants without the participation of senior executive officers and to prohibit any compensation consultants from performing any non-compensation-related services.

Based upon the foregoing, the Board believes that it has already established, as the proponent requests, a written compensation committee charter and a compensation committee composed of independent directors. The Board believes that it should maintain the flexibility to apply this standard to qualified directors without imposing arbitrary restrictions. In this manner, the Corporation will obtain the most qualified individuals to make compensation decisions and, therefore, better serve the interests of the Corporation and its stockholders.

THE BOARD RECOMMENDS A VOTE "AGAINST" THIS STOCKHOLDER PROPOSAL (ITEM 4 ON THE PROXY CARD).

CONTRIBUTIONS TO POLITICAL MOVEMENTS AND ENTITIES

The Corporation has received the following proposal from Patricia S. Broderick, 105 Quail Lane, Mooresville, North Carolina 28117. Ms. Broderick has represented that she is the beneficial owner of 961 shares of Common Stock.

Whereas the money for donations to political movements and political entities comes from the profits of the company's operations, and belongs to the shareholders; and since these contributions are nothing more than an overt effort to control elections, shareholders should not be made to support political movements or political entities with whom they do not agree.

The Board of Directors is requested to adopt a policy that no contribution to any political movement or entity shall be made by the Bank of America; nor shall solicitations for contributions to any political movement or entity be made on company property, not to any company employee; nor shall any company facilities or equipment be used for this purpose.


MANAGEMENT'S STATEMENT

The Board has considered this proposal and believes that its adoption is unnecessary and would not be in the best interests of the Corporation or its stockholders.

The Corporation is subject to, and complies with, the extensive federal and state governmental regulatory framework relating to political contributions. The proposal, however, prohibits the Corporation's support of various political action committees and permitted state and local contributions, all of which are conducted in accordance with applicable law. The Corporation operates in an environment heavily regulated at the federal, state and local levels, and its banking products and services are affected by government regulation. The Corporation believes that its interaction with legislators and regulators influences the products and services that the Corporation and its subsidiaries are able to offer and deliver. The proposal, however, would prohibit the Corporation's participation in various activities routinely engaged in by banks, thereby placing the Corporation at a competitive disadvantage.

In addition to placing the Corporation at a competitive disadvantage, the proposal does not provide any definition of "political movement or entity" or provide any guidance as to how the Corporation is to determine whether or not an organization is "political." Consequently, the extremely broad language of the proposal could prohibit a multitude of activities that stockholders would not commonly view as political in nature.

The Board believes that contributions made in accordance with applicable law best serve the interests of the Corporation and its stockholders and, therefore, the proposal is unnecessary.

THE BOARD RECOMMENDS A VOTE "AGAINST" THIS STOCKHOLDER PROPOSAL (ITEM 5 ON THE PROXY CARD).

PROPOSALS FOR 2001 ANNUAL MEETING OF STOCKHOLDERS

The deadline for submission of stockholder proposals to be considered for inclusion in the proxy statement and proxy card relating to the 2001 annual meeting is November 20, 2000. Any such proposal received by the Corporation's principal executive offices after such date will be considered untimely and may be excluded from the proxy statement and proxy card.

The deadline for submission of stockholder proposals to be presented at the 2001 annual meeting, but which will not be included in the proxy statement and proxy card relating to such meeting, is January 4, 2001. Any such proposal received by the Corporation's principal executive offices after such date will be considered untimely and the persons named in the proxy for such meeting may exercise their discretionary voting power with respect to such proposal.

OTHER MATTERS

The Board is not aware of any other matters which may be presented for action at the Annual Meeting. If other matters do properly come before the Annual Meeting, shares of Common Stock, Series B Stock and ESOP Preferred Stock validly represented by proxies will be voted by the persons named in the proxy card in accordance with the recommendations of the Board.

You are cordially invited to attend the Annual Meeting. However, whether you plan to attend or not, we encourage you to vote your shares via Internet, telephone or mail as more fully described in the proxy card. Your proxy may be revoked at any time before it is exercised in the manner previously described.





                                        /s/ Hugh L. McColl, Jr.
                                        -----------------------
                                        Hugh L. McColl, Jr.
                                        Chairman of the Board and Chief
                                        Executive Officer
March 20, 2000

BANK OF AMERICA
              [GRAPHIC]



                                                                           PROXY
                           BANK OF AMERICA CORPORATION
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
          ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 25, 2000

     You, the undersigned stockholder, appoint each of Leticia Aguilar, Graham Denton and Ken Kido, your attorney and proxy, with full power of substitution, on your behalf and with all powers you would possess if personally present, to vote all shares of Common Stock or 7% Cumulative Redeemable Preferred Stock, Series B, of Bank of America Corporation that you would be entitled to vote at the Annual Meeting of Stockholders to be held in the Belk Theater of the North Carolina Blumenthal Performing Arts Center, 130 North Tryon Street, Charlotte, North Carolina, on Tuesday, April 25, 2000, at 10:00 A.M. (local time) or any adjournment(s) thereof. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS INSTRUCTED BY YOU AND IN THE DISCRETION OF THE PROXIES ON ALL OTHER MATTERS. IF NOT OTHERWISE SPECIFIED, SHARES WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

     VOTING BY INTERNET OR TELEPHONE. If you wish to vote by Internet or telephone, please follow the instructions on the lower reverse side of this proxy card.

     VOTING BY MAIL. If you wish to vote by mail, please sign your name exactly as it appears on this proxy card and mark, sign, date and return it in the enclosed envelope. When signing as attorney, executor, administrator, trustee, guardian or officer of a corporation, please provide your full title.

     BANK OF AMERICA ASSOCIATES. If you are a current or former Bank of America associate and have an interest in Common Stock or ESOP Convertible Preferred Stock, Series C through The NationsBank 401(k) Plan or an interest in Common Stock through the BankAmerica 401(k) Investment Plan, you may provide voting instructions to the applicable Trustee of the respective plan with this proxy card or by Internet or telephone. The Trustee of the Investment Trust for The NationsBank 401(k) Plan and the Trustee of the BankAmerica 401(k) Investment Plan will vote only those shares for which voting instructions are received. The Trustee for the ESOP Trust under The NationsBank 401(k) Plan will vote those shares for which no instructions are received and any unallocated shares in the same proportion as those shares under the ESOP Trust for which instructions have been received. Your voting instructions will be held in strict confidence.

                  THIS PROXY IS CONTINUED ON THE REVERSE SIDE.

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

                            ^ FOLD AND DETACH HERE ^
                            -                      -

PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY OR VOTE BY INTERNET OR TELEPHONE.

                             YOUR VOTE IS IMPORTANT!

                       YOU CAN VOTE IN ONE OF THREE WAYS:

              1. By Internet: go to HTTP://WWW.EPROXY.COM/BAC/

                                       OR
                                       --



              2. By telephone: call TOLL-FREE 1-800-840-1208


                                       OR
                                       --



              3. By mail: mark, sign and date your proxy card and return it promptly in the enclosed, postage-paid envelope.


                                   PLEASE VOTE

                                                         Please mark
                                                         your vote as  [ X ]
                                                         indicated in
                                                         this example

------------------------------------------------------------------    -------------------------------------------------------------
 The Board of Directors recommends a vote "FOR" Items 1 and 2.         The Board of Directors recommends a vote
------------------------------------------------------------------           "AGAINST" Items 3, 4 and 5.
                                                                      -------------------------------------------------------------
      FOR    WITHHOLD FOR ALL               FOR   AGAINST  ABSTAIN                                         FOR   AGAINST  ABSTAIN
      [ ]           [ ]                      [ ]     [ ]     [ ]       ITEM 3 - STOCKHOLDER PROSPOSAL -    [ ]     [ ]     [ ]
                                                                                CANCELLATION OF DEBT OF
                                                                                HEAVILY INDEBTED POOR
                                                                                COUNTRIES

ITEM 1 - ELECTION OF DIRECTORS              ITEM 2 - RATIFICATION      ITEM 4 - STOCKHOLDER PROSPOSAL -    FOR   AGAINST  ABSTAIN
Nominees                                             OF INDEPENDENT             ADOPTION OF COMPENSATION   [ ]     [ ]     [ ]
 01 C.W. Coker         10 K.D. Lewis                 PUBLIC                     COMMITTEE CHARTER
 02 A.T. Dickson       11 W.E. Massey                ACCOUNTANTS
 03 F. Dowd, IV        12 H.L. McColl, Jr.
 04 K.F. Feldstein     13 O.T. Sloan, Jr.                              ITEM 5 - STOCKHOLDER PROPOSAL -     FOR   AGAINST  ABSTAIN
 05 P. Fulton          14 M.R. Spangler                                         CONTRIBUTIONS TO           [ ]     [ ]     [ ]
 06 D.E. Guinn         15 R. Townsend                                           POLITICAL MOVEMENTS
 07 J.H. Hance, Jr.    16 S.D. Trujillo                                         AND ENTITIES
 08 C.R. Holman        17 J.M. Ward
 09 W.W. Johnson       18 V.R. Williams                                ------------------------------------------------------------

                                                                       ------------------------------------------------------------
WITHHELD FOR:(Write nominee name(s) in the space provided below).                                         YES         NO
                                                                                 WILL ATTEND MEETING      [  ]       [  ]
------------------
---------------------------------------------------------------       ------------------------------------------------------------

                                                                      ------------------------------------------------------------
                                                                      I consent to future access of Bank of America
                                                                      Corporation's annual reports on Form 10-K and proxy
                                                                      statements electronically via the Internet. I
                                                                      understand that Bank of America Corporation may no
                                                                      longer distribute printed materials to me for any     CONSENT
                                                                      future stockholder meeting until such consent is       [ ]
                                                                      revoked. I understand further that I may revoke my
                                                                      consent at any time.
                                                                      ------------------------------------------------------------

 Signature(s)_________________________________________ Date____________________

NOTE: Please sign your name as it appears above. When signing as attorney, executor, administrator, trustee, guardian or officer of a corporation, please provide your full title.
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                            ^ FOLD AND DETACH HERE ^
                            -                      -

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                   PLEASE READ THE VOTING INSTRUCTIONS BELOW.
    -------------------------------------------------------------------------

Bank of America Corporation encourages you to vote your shares. Please take the opportunity to use one of the three voting methods outlined below to cast your ballot.


VOTE BY INTERNET -- HTTP://WWW.EPROXY.COM/BAC/
Use the Internet to vote your proxy 24 hours a day, 7 days a week. Have your proxy card in hand when you access the web site. You will be prompted to enter your 11-digit Control Number, which is located below, to obtain your records and create an electronic ballot.


VOTE BY TELEPHONE -- 1-800-840-1208
Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week. Have your proxy card in hand when you call. You will be prompted to enter your 11-digit Control Number, which is located below, and then follow the simple instructions provided.


VOTE BY MAIL
Mark, sign and date your proxy card and return it promptly in the enclosed, postage-paid envelope.

   IF YOU VOTE BY INTERNET OR TELEPHONE, PLEASE DO NOT RETURN YOUR PROXY CARD.
                              THANK YOU FOR VOTING.

               WAIT! THERE ARE EASIER WAYS TO SUBMIT YOUR PROXY!
                         24 HOURS A DAY -- 7 DAYS A WEEK
It's fast, convenient, and your submission is immediately confirmed and posted.

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                         SUBMIT YOUR PROXY BY INTERNET
------------------------------------------------------------------------------
                                 Go to Website:

    http://www.eproxy.com/bac/

 JUST FOLLOW THESE FOUR EASY STEPS:

     1. Read the Proxy Statement and proxy card.

     2. Go to the website: http://www.eproxy.com/bac/

     3. Enter the 11-digit Control Number located on your proxy card.

     4. Follow the simple instructions.

                              **IMPORTANT NOTICE**

When voting on the Internet or by mail, you can also consent to receive future annual meeting materials via the Internet.
------------------------------------------------------------------------------

------------------------------------------------------------------------------
                         SUBMIT YOUR PROXY BY TELEPHONE
------------------------------------------------------------------------------
                     Call Toll-Free on a Touch-Tone Phone:

                                 1-800-840-1208

JUST FOLLOW THESE FOUR EASY STEPS:

     1. Read the Proxy Statement and proxy card.

     2. Call the toll-free number: 1-800-840-1208

     3. Enter the 11-digit Control Number located on your proxy card.

     4. Follow the simple instructions.
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If you vote by Internet or telephone, please do not return your proxy card.
Thank you for your proxy submission. Your vote is important to us.